Exhibit 99.1

TIX CORPORATION APPROVED TO LIST ON THE OTCQX

STUDIO CITY, CA, October 20, 2010 – Tix Corporation (Nasdaq: TIXC), a leading integrated entertainment company providing discount ticketing services, event and branded merchandising and production / promotion of live concert and theatrical events, today announced that it has received approval to list its common stock on the OTCQX, the OTC market’s highest tier.

After further review and consideration by the Board of Directors, the Company has determined to continue with its previously announced plans to proceed with listing its shares of common stock on the OTCQX and expects to begin trading on the OTCQX under its current stock symbol “TIXC” on October 22, 2010, until which time its shares will continue to trade on the Nasdaq Capital Market.

About Tix Corporation

Tix Corporation is an integrated entertainment company providing discount ticketing services, event and branded merchandising, and production / promotion of live concert and theatrical events. It currently operates eleven discount ticket stores in Las Vegas under its Tix4Tonight marquee, and offers up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for dining.  The Company's Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and other events, including the King Tutankhamun, Cleopatra and Real Pirates tours; selling themed souvenir memorabilia and collector's items in specialty stores in conjunction with the specific events and venues. Tix Productions is dedicated to live concert and theatrical promotion and production throughout the United States, Canada and Europe, and operates under the banners of Magic Arts & Entertainment and NewSpace Entertainment.

Contact:	Steve Handy, CFO Tix Corporation (818) 761-1002

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